Exhibit 10.8
PERFORMANCE SHARE UNIT AGREEMENT
UNDER
AON PLC 2011 INCENTIVE PLAN

This Performance Share Unit Agreement (the “Agreement”) is entered into between Aon plc, a public limited company incorporated under Irish law (the “Company” or “Aon”) and ________________________________ (the “Participant”).
WHEREAS, the Company maintains the Aon plc 2011 Incentive Plan, as amended from time to time (the “Plan”), which provides for the grant of equity-based and cash incentive awards.
WHEREAS, the Company desires to grant the Participant performance share units (“PSUs”), each PSU representing the right to receive a Class A Ordinary Share of the Company (“Share”), $0.01 par value per Share, to encourage the Participant to remain in the service of the Company or its Subsidiaries, to provide the Participant with an incentive to contribute to the financial progress of the Company, and to encourage ownership of Shares by the Participant. Capitalized terms used but not otherwise defined in the Agreement will have the meaning ascribed to such terms in the Plan.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:
1.Grant of Performance Share Units. The Company grants under the Plan a target award of _______ PSUs (the “Award”) on _______________ (the “Grant Date”). The Participant understands and agrees that the Participant has no obligation to accept this Award (as a condition of employment or otherwise) and that the Participant’s decision to do so by signing or accepting this Agreement, and thereby accepting all of the terms and conditions of this Agreement, is the Participant’s knowing and voluntary choice after having had a full and fair opportunity to consult with legal counsel (at the Participant’s cost).
2.Vesting of Performance Share Units. The PSUs must both time-vest and performance-vest to be fully vested, as set forth below.
a)Time-Vesting. Except as otherwise provided in Section 2.c) or Section 5 below, the PSUs will time-vest on the last day of the Performance Period, subject to the Participant’s continued employment with the Company through such date. “Performance Period” means the period beginning on the Grant Date and ending on March 31, 2028.
b)Performance-Vesting. The PSUs will performance-vest upon achievement of the Performance Hurdle, as defined below, and the number of targeted PSUs that performance-vest will be based on the Performance Measurement.
(i)Performance Hurdle. In order for any PSUs to vest, the End Share Price must be equal to at least $475.00 (such condition, the “Performance Hurdle”). For the avoidance of doubt, if the Performance Hurdle is not achieved, no PSUs will vest and the Award will be forfeited in its entirety for no consideration. “End Share Price” means the average closing price of Shares as reported by the New York Stock Exchange for the 90 consecutive trading days ending on the last day of the Performance Period.
(ii)Performance Measurement. The percentage of targeted PSUs that are eligible to vest will be based on the Highest Share Price, as defined below, achieved against the Share Price Levels set forth below (the “Performance Measurement”):

Performance Level	Share Price Level	Percentage of Targeted PSUs Earned
Entry	$475.00	50%
Target	$500.00	100%
Stretch	$550.00	200%

“Highest Share Price” means the highest average closing price of Shares as reported by the New York Stock Exchange for any 90 consecutive trading days during the Performance Period. If the Highest Share Price is in between Share Price Levels, the number of targeted PSUs vesting will vest linearly based on relative penetration within the range and rounded to one decimal place using standard rounding rules. Any fractional PSUs that result from the application of the resulting payout percentage will be truncated, not rounded or otherwise paid.
c)Vesting Upon a Change in Control. If a Change in Control is consummated prior to the end of the Performance Period, the PSUs will performance-vest at the time of such consummation, with the Performance Hurdle and the Performance Measurement determined based on the Change in Control purchase price (as reasonably determined by the Committee). The PSUs that performance-vest in connection with the Change in Control will be converted into restricted share units (the “Converted Units”) of the acquirer or successor entity (the “Acquirer”) based on the Change in Control purchase price and the Converted Units will remain subject to the original time-vesting schedule and be paid out in either cash or shares of the Acquirer, as determined by the Committee prior to consummation of the Change in Control, as soon as practicable (within 60 days) following the end of the Performance Period, provided that (i) if the Award is not assumed by the Acquirer, the PSUs will time-vest immediately upon consummation of the Change in Control, which will be considered a vesting date for purposes of the settlement provisions of Section 7 hereof, and (ii) if the Participant’s Termination Date occurs within two years following the consummation of the Change in Control as a result of (A) the Participant’s involuntary termination by the Company, the Employer, or the Acquirer (other than for Cause as defined in Section 5.a) below) or (B) the Participant’s resignation for Good Reason, the PSUs will time-vest immediately prior to such Termination Date, which will be considered a vesting date for purposes of the settlement provisions of Section 7 hereof, provided that the PSUs will be paid out in either cash or shares of the Acquirer, as determined by the Committee prior to consummation of the Change in Control. “Good Reason” will have the meaning in the Participant’s employment agreement with the Employer or, in the absence or expiration of any such agreement or defined term, in the Aon plc Amended and Restated Senior Executive Combined Severance and Change in Control Plan or any successor plan thereto.
d)Tax-Related Vesting. Notwithstanding anything herein to the contrary, the Committee may cause the PSUs to vest prior to the date(s) set forth in the vesting schedule in order to satisfy any Tax-Related Items (as defined below) that arise prior to the date of settlement of the PSUs, subject to the limitations set forth in Section 3 of this Agreement.
3.Tax Withholding Obligations. The Participant acknowledges that, regardless of any action taken by the Company and/or the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance contributions, payroll tax, payments on account, or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the

Company and/or the Employer: (x) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award or the underlying Shares, including, but not limited to, the grant, vesting, or settlement of the PSUs, the issuance of Shares upon settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such vesting/settlement, and the receipt of any dividends and/or dividend equivalents; and (y) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Participant further acknowledges and agrees that the Award is not entitled to any tax equalization treatment provided by the Company’s tax equalization policy or under any international assignment letter or other arrangement with the Company or the Employer.
Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company or the Employer, to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at the Company’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)withholding from any wages or other cash compensation payable to the Participant; or
(ii)withholding in Shares to be issued upon vesting/settlement of the PSUs; or
(iii)withholding from the proceeds of the sale of Shares acquired upon vesting/settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); provided, however, that if the Participant is a Section 16 officer under the Exchange Act, the Committee will establish the method of withholding from alternatives (i) – (iii) herein.

a) The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates in the Participant’s jurisdiction(s), including maximum applicable rates. If Tax-Related Items are withheld in excess of the Participant’s actual tax liability, any over-withheld amount may be refunded to the Participant in cash by the Company or the Employer (with no entitlement to the equivalent in Shares) or, if not refunded, the Participant may seek a refund from the local tax, social security or other applicable authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items.
b)Finally, the Participant will pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
c)Notwithstanding anything in this Section 3 to the contrary, to avoid a prohibited distribution under Code Section 409A, if Shares underlying the PSUs will be withheld (or sold on the Participant’s behalf) to satisfy any Tax-Related Items arising prior to the date of settlement of the PSUs for any portion of the PSUs that is considered “nonqualified deferred compensation” subject to Code Section 409A (“Deferred Compensation”), then the number of Shares withheld (or sold on the Participant’s behalf) will not exceed the number of Shares that equals the liability for the Tax-Related Items.
4.Nominal Value. At the time of settlement, this Award will be subject to the Participant’s appropriate undertaking to pay to the Company a nominal value of $.01 per share (as determined in the sole discretion of the Company, subject to the provisions of the Aon Ireland Constitution and the Irish Companies Act), and such obligation may be satisfied by the Participant in cash in any manner to be established by the Company in its sole discretion, including, but not limited to, withholding from any wages or other cash compensation paid to the Participant by the Company and/or the Employer.

5.Effect of Termination of Employment; Breach of Restrictive Covenants; Misconduct.
a)Resignation or Termination due to Cause. Except as provided in Section 2.c), in the event that the Participant’s Termination Date occurs due to the Participant’s resignation or because the Participant is terminated by the Company or the Employer for Cause, all PSUs (whether vested or unvested) will be forfeited. “Cause” will have the meaning in the Participant’s employment agreement with the Employer or, in the absence or expiration of any such agreement or defined term, in the Aon plc Amended and Restated Senior Executive Combined Severance and Change in Control Plan or any successor thereto.
b)Termination by the Employer (other than for Cause) or termination due to death or disability on or prior to March 31, 2026. In the event that the Participant’s Termination Date occurs on or prior to March 31, 2026, as a result of the Participant’s involuntary termination by the Company or the Employer (other than for Cause as defined in Section 5.a) above) or the Participant’s death or Disability, the PSUs will immediately time-vest pro rata at the “target” Performance Level and will remain subject to performance-vesting upon achievement of the Performance Hurdle at the end of the Performance Period. The pro rata portion of the PSUs that will time-vest will be calculated by multiplying (i) 100% of the targeted PSUs subject to the Award, by (ii) a fraction, the numerator of which will be the number of days that the Participant was employed during the Performance Period, and the denominator of which will be the total number of days in the Performance Period. The remaining unvested portion of the PSUs, including all PSUs if the Performance Hurdle is not achieved, will be forfeited. “Disability” for purposes of this Agreement, will mean disability pursuant to the standards set forth in the long-term disability plan of the Employer. In the absence of such a plan, the Committee will have exclusive discretion to determine whether a Participant’s employment is terminated due to disability.
c)Termination by the Employer (other than for Cause) or termination due to death or disability after March 31, 2026. In the event that the Participant’s Termination Date after March 31, 2026, but prior to the end of the Performance Period, as a result of the Participant’s involuntary termination by the Company or the Employer (other than for Cause as defined in Section 5.a) above) or the Participant’s death or Disability, the PSUs will immediately time-vest pro rata at the Performance Level achieved as of the Termination Date and will remain subject to performance-vesting upon achievement of the Performance Hurdle at the end of the Performance Period. The pro rata portion of the PSUs that will time-vest will be calculated by multiplying (i) the number of PSUs eligible to be earned based on the Performance Level achieved as of the Termination Date, by (ii) a fraction, the numerator of which will be the number of days that the Participant was employed during the Performance Period, and the denominator of which will be the total number of days in the Performance Period. The remaining unvested portion of the PSUs, including all PSUs if the Performance Hurdle is not achieved, will be forfeited.
d)Misconduct; Breach of Restrictive Covenants. All unvested PSUs will be forfeited in the event that the Company’s Chief Executive Officer determines (or, in the case of the Chief Executive Officer as Participant, the Board), in the Chief Executive Officer’s or the Board’s sole discretion, as applicable, that forfeiture is appropriate based on the finding that (i) the Participant has materially violated Company policies and procedures, including (but not limited to) performing an act of race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment or any other material violation of the Aon Code of Business Conduct, or (ii) the Participant is in breach of any non-competition, non-solicitation, and/or confidentiality provisions or other restrictive covenants that apply to the Participant.

6.Receipt by the Participant of the Prospectus. The Participant acknowledges receipt of the Plan prospectus that contains the entire Plan and is incorporated herein by reference. The Participant represents and warrants that the Participant has read the Plan and agrees that all PSUs awarded under it will be subject to all of the terms and conditions of the Plan.
7.Issuance of Shares. Except as provided otherwise in Section 2.c), PSUs will be converted to Shares as of the applicable vesting date. Shares will be issued to the Participant as soon as practicable (within 60 days) after the vesting date, subject to Sections 3 and 4 of this Agreement. Notwithstanding the foregoing, for purposes of complying with Code Section 409A, if the PSUs are considered Deferred Compensation and the Shares are to be settled in connection with a termination of service, then the Company and the Participant will take all steps necessary (including with regard to any post-termination services by the Participant) to ensure that a termination contemplated under Section 5 constitutes a “separation from service” within the meaning of Code Section 409A. In addition, if the PSUs are Deferred Compensation and the PSUs are payable in connection with the Participant’s separation from service, and the Participant is a “specified employee” within the meaning of Code Section 409A on the date the Participant experiences a separation from service, then the PSUs will be settled on the first business day of the seventh month following the Participant’s separation from service, or, if earlier, on the date of the Participant’s death, solely to the extent such delayed payment is required in order to avoid a prohibited distribution under Code Section 409A.
8.Rights as Shareholder. The Participant will not have voting or any other rights as a shareholder of the Company with respect to the PSUs. Upon issuance of the Shares pursuant to and in accordance with Section 7, the Participant will obtain full voting and other rights as a shareholder of the Company.
9.Restrictive Covenants; Other Covenants; Trade Secrets/Confidential Information; Incentive Repayment Policy.
a)Restrictive Covenants. The Participant expressly agrees and acknowledges that Participant is bound by and will comply with the noncompetition covenant, covenant not to solicit customers and clients, the covenant not to hire, and the duty to maintain Aon’s confidential and trade secret information contained in any agreements Participant has with the Company, including but not limited to employment agreements, restricted share unit award agreements, Leadership Performance Program (LPP) award agreements, confidentiality agreements, non-solicitation agreements, and/or non-solicitation/non-compete agreements.
b)Other Covenants. Notwithstanding any other language in the Agreement, including, but not limited to that found in Section 10.b), this Agreement does not preclude the enforceability of any restrictive covenant provision contained in any prior or subsequent agreement entered into by the Participant, (any such covenant, an “Other Covenant”), including without limitation any covenant contained in any Confidentiality and Non-Solicitation Agreement between the Participant and any Aon entity, and further including without limitation any covenant not to compete, to solicit or perform services for clients, or to solicit employees, any confidentiality or intellectual property covenant, and any covenant with respect to a pre-resignation notice period. Further, no Other Covenant precludes the enforceability of any provision contained in this Agreement. No subsequent agreement entered into by the Participant may amend, supersede, or override the covenants contained herein unless such subsequent agreement specifically references subsection b) of this Section.

c)Trade Secrets and Confidential Information; Proceedings with Government Agencies.
(i)The Participant acknowledges that Aon’s Business depends to a significant degree upon the possession of confidential, proprietary, and trade secret information which is not generally known to others, and that the profitability of such Business requires that this information remain proprietary to Aon. The Participant recognizes that, by virtue of the Participant’s employment with Aon, and to assist the Participant in the solicitation, production and servicing of client Business, the Participant will be granted otherwise prohibited access to such information. This information or data and compilations of such information or data (hereinafter referred to as “Confidential Information”) includes, without limitation, lists of clients and prospective clients; customer lists and records of customers and customer contact information, as well as customer communications, private customer contract terms, unique customer preferences and historical transaction data; contract terms and conditions; private bids, proposals, quotes, requests for proposal, and related analyses; financial records and analysis, and related non-public data regarding the Company’s financial performance; business plans and strategies, forecasts and analyses; client information relating to services, insurance, benefits programs, employees, finances, and compensation; copyrighted materials; corporate, management and business plans and strategies; compensation (unless Participant’s own) and revenues; internal business methods, procedures, techniques, processes, know how, systems and innovations used to improve the Company’s performance and operations; marketing plans, research, data and analyses; unpublished pricing information, and underlying pricing-related variables such as costs, volume discounting options, and profit margins; methods and strategies of marketing; market research and data; technical know-how; computer software and manuals; policies and procedures; and the conduct of the affairs of Aon. Confidential Information does not include any information that lawfully is or has become generally or publicly known other than through the Participant’s breach of this Agreement or a breach by another person of some other obligation to Aon. Further, Confidential Information does not include information lawfully acquired by a non-management employee (laborer) about wages, hours or other terms and conditions of employment if used by them for purposes protected by §7 of the National Labor Relations Act (the NLRA) such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for their mutual aid or protection. The Participant understands that under the NLRA, covered employees have a right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, and to refrain from any or all of such activities.

During or subsequent to the course of employment, the Participant will not, except as required in the course of employment by Aon or as otherwise provided by applicable law or in this subsection g), (x) copy, upload, transfer, delete, transmit, download, disclose or use any Confidential Information; or (y) reverse engineer, disassemble or decompile, misappropriate or otherwise attempt to gain unauthorized access to any Confidential Information (each of the foregoing a “Prohibited Act”). Further, Participant understands that they should not have any records (containing Confidential Information) of any kind in their possession or control with which to refresh their memory after the Termination Date. The Prohibited Act restrictions in this paragraph will only apply for three (3) years after the end of the Participant’s employment, where information that does not qualify as a trade secret or third party information is concerned; however, the restrictions will continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret and to third party information for as long as allowed under the laws and/or separate agreements that make them confidential.
(ii)The Participant understands that nothing contained in this Agreement limits the Participant’s ability to oppose or report possible violations of law or regulation to, or filing a charge or complaint with, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Department of Justice, the Congress, any Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”). In addition, nothing in this Agreement prohibits the Participant from discussing a possible violation of law with law enforcement or their attorney, or requires Participant to seek authorization from the Company or to notify the Company if Participant makes such reports. The Participant further understands that this Agreement does not limit the Participant’s ability to disclose sexual harassment or sexual assault or their ability to participate in any investigation or proceeding that may be conducted by any Government Agency, without notice to the Company.

Nothing in this Agreement will limit the Participant’s ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.
(iii)Upon termination of employment or upon Aon’s request (whichever is earlier), the Participant will promptly return to Aon all Confidential Information and all materials and all copies or tangible embodiments of materials involving Confidential Information, and all other Aon property, in the Participant’s possession or control, except as otherwise provided by law or in this subsection g). The Participant agrees to represent in writing to Aon upon termination of employment that the Participant has complied with the provisions of this subsection g).
d)Incentive Repayment Policy. If the Participant has been designated and notified by the Board that the Participant is a reporting officer for purposes of Section 16 of the Exchange Act, the Participant is subject to Aon’s Incentive Repayment Policy (the “Policy”). The Policy provides that Aon plc will have the discretion to cancel or require reimbursement to the Company of the Award set forth in this Agreement if the grant or vesting was based on the achievement of financial results that were subsequently restated. The Participant can obtain a copy of the Policy from the Global Compensation team. If the Participant is subject to the Policy, by accepting this Agreement, the Participant hereby agrees and acknowledges that the Participant will be bound by such policy.
10.Other Provisions.
a)Plan Terms Take Precedence over Agreement Terms. PSUs are granted pursuant to the Plan, the terms and conditions of which are incorporated into this Agreement by reference. If there are any inconsistencies between the terms of this Agreement and the Plan, the terms of the Plan will govern. For the avoidance of doubt, the parties expressly acknowledge and agree that Sections 9, 10.j) and 10.k) of this Agreement are not inconsistent with any term or provision of the Plan, including (without limitation) Section 9.16 of the Plan (and nothing herein will be construed to state or suggest that any other provision of this Agreement is inconsistent with the Plan).
b)Prior Agreement(s) Will Not Control. The Participant’s acceptance of this Agreement will supersede provisions of any prior agreement that could be construed as governing the terms of this Award.
c)Code Section 409A. The PSUs and amounts payable thereunder are intended to be exempt from or compliant with Code Section 409A and the U.S. Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under Code Section 409A or other adverse tax consequences. In furtherance of this intent, the provisions of this Agreement will be interpreted, operated, and administered in a manner consistent with these intentions. The Committee may modify the terms of this Agreement and/or the Plan, without the consent of the Participant, in the manner that the Committee may determine to be necessary or advisable in order to comply with Code Section 409A or to mitigate any additional tax, interest and/or penalties, or other adverse tax consequences that may apply under Code Section 409A if compliance is not practical. This Section 10.c) does not create an obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the PSUs or the delivery of Shares upon vesting/settlement of the PSUs will not be subject to taxes, interest, penalties, or any other adverse tax consequences under Code Section 409A. Nothing in this Agreement will provide a basis for any person to take any action against the Company or any of its Subsidiaries or Affiliates based on matters covered by Code Section 409A, including the tax treatment of any amounts paid under this Agreement, and neither the Company nor any of its Subsidiaries or Affiliates will have any liability under any circumstances to the Participant or any other party if the PSUs, the delivery of Shares upon vesting/settlement of the PSUs, or other payment or tax event hereunder that is intended to be exempt from, or compliant with, Code Section 409A, is not so exempt or compliant, or for any action taken by the Committee with respect thereto. Further, settlement of any portion of the PSUs that is Deferred Compensation may not be accelerated or postponed except to the extent permitted by Code Section 409A.
d)Restriction on Transfer. PSUs may not be sold, transferred, pledged, assigned, or otherwise alienated at any time.
e)Right of Employment. Grants of PSUs under the Plan and this Agreement do not confer upon the Participant any right to continue in the employ or service of the Employer. This Agreement will survive any termination of the Participant’s employment for any or no reason.
f)Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
g)Need to Accept Grant. The Participant acknowledges that this grant must be accepted within 90 days of the Grant Date in order to be eligible to receive any benefits from this grant. If this grant is not accepted within the 90-day period specified in the foregoing sentence, all benefits under this grant may be forfeited, as determined in the sole discretion of the Committee. To accept this grant, the Participant must access the www.netbenefits.com website and follow the instructions for acceptance. If this grant was distributed to the Participant via mail, the Participant must sign the Agreement and return it to the Company within 90 days.
h)Waiver; Section Headings. Waiver of any term or condition of this Agreement by any party will not be construed as a waiver of a subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Any waiver must be in writing. The section headings in this Agreement are for convenience only and are not to be used in interpreting this Agreement.
i)Severability. To the extent that the terms set forth in this Agreement or any word, phrase, clause or sentence is found to be illegal or unenforceable by a court of competent jurisdiction for any reason, such term, word, phrase, clause or sentence will be modified in such manner so as to afford the Company the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. If, however, a court of competent jurisdiction finds that any such term, word, phrase, clause or sentence cannot be so modified and thus made enforceable, or otherwise declines for any reason to do so, such term, word, phrase, clause or sentence will be deemed severed from this Agreement and of no force and effect, and the balance of this Agreement will not be affected thereby, the balance being construed as severable and independent.
j)Governing Law. The validity, interpretation, instruction, performance, enforcement and remedies of or relating to Section 9 of this Agreement, and the rights and obligations of the parties thereunder, will be governed by and construed in accordance with the substantive internal laws of the State of Illinois, without regard to the conflict of law principles, rules or statutes of any jurisdiction. With respect to all other Sections of this Agreement, the validity, interpretation, instruction, performance, enforcement and remedies of or relating to those Sections, and the rights and obligations of the parties thereunder, will be governed and construed in accordance with the substantive internal laws of the State of Delaware, without regard to the conflict of law principles, rules or statutes of any jurisdiction. The foregoing provisions of this subsection will apply irrespective of whether the Participant is a party to or bound by another restrictive covenant of any kind that may be governed by the laws of another jurisdiction (if any). If Participant is a resident of Washington, Colorado or California, then for so long as Participant is a resident of Washington, Colorado or California, this Section 10.j) shall not apply.
k)Venue and Jurisdiction. Venue for any legal proceedings instituted related to this Agreement will be exclusively in the state and/or federal courts located in Cook County, Illinois, and the Participant hereby knowingly, voluntarily and irrevocably agrees, consents and submits to the exclusive jurisdiction and venue of such courts within the State of Illinois. The Participant further hereby knowingly, voluntarily and irrevocably waives, and agrees not to assert, any objection, challenge or defense to such exclusive venue or jurisdiction (including without limitation any defense of forum non conveniens), and further agrees not to file any claim or action related to this Agreement in any other jurisdiction or venue. The foregoing provisions of this Section 10.k) will apply irrespective of whether the Participant is a party to or bound by another restrictive covenant of any kind that may provide for or permit venue or jurisdiction with respect to such other restrictive covenant in any other court or forum (if any). If Participant is a resident of Washington, Colorado or California, then for so long as Participant is a resident of Washington, Colorado or California, this Section 10.k) shall not apply.
l)Notice. All notices given hereunder will be in writing and, if intended for Aon plc, will be addressed to it or delivered to it at its principal office in Dublin, Ireland to the attention of the General Counsel or its principal office in Chicago, Illinois to the attention of the Chief People Officer. If intended for the Participant, notices will be delivered personally or will be addressed (if sent by mail) to the Participant’s then current residence address as shown on the Company’s records, or to such other address as the Participant directs in a notice to the Company. All notices will be deemed to be given on the date received at the address of the addressee or, if delivered personally, on the date delivered.
m)Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company will not be required to deliver any Shares issuable upon vesting/settlement of the PSUs prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company will, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company will have unilateral authority to amend the Plan and the Agreement without the Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares.
n)Intellectual Property. The Participant hereby assigns to the Company the Participant’s entire right, title and interest in and to all discoveries and improvements, patentable or otherwise, trade secrets and ideas and writings and copyrightable material, which are conceived, developed, reduced to practice, or acquired by the Participant (collectively “IP”) during the Participant’s employment, and which relate to the business of the Company or any of its Affiliates, parent companies or Subsidiaries. The Participant further acknowledges that all original works of authorship which are made by the Participant (solely or jointly with others) within the scope of and during the period of his/her employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. The Participant agrees to disclose promptly, fully and in writing all such IP to the Company. The Participant will upon the Company’s request, execute, acknowledge and deliver to the Company all instruments and do all other acts which are necessary or desirable to enable the Company or any of its Affiliates, parent companies, or Subsidiaries to file and prosecute applications for, and to acquire, maintain and enforce, all patents, trademarks, and copyrights in all countries. To the extent the Participant is bound by an employee handbook or contract provision that protects the Company’s intellectual property at least to the extent provided in this Section 10.n), the provision set forth in such employment handbook or contractual arrangement between the Participant and the Company will prevail and govern.

o)No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the acquisition or sale of the underlying Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan and execution of this Agreement, before executing this Agreement or otherwise taking any action at any time related to the Plan.
p)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign or accept any additional agreements or undertakings that may be necessary to accomplish the foregoing.
q)Non-U.S. Appendices. Notwithstanding any provision of this Agreement to the contrary, if the Participant resides in a country outside the United States or is otherwise subject to the laws of a country other than the United States, the PSUs will be subject to the terms and conditions set forth in Appendices A and C to this Agreement. In addition, the special terms and conditions in Appendix B will apply if the Participant permanently resides in (or is otherwise remunerated through the local payroll of) a country outside the United States. Moreover, if the Participant relocates to one of the countries included in Appendix C, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendices A through C constitute part of this Agreement.

IN WITNESS WHEREOF, the parties have accepted this Agreement as of the date hereof.
AON PLC

Gregory C. Case
Chief Executive Officer

________________________________________________
PSU Recipient (Participant)    Date

APPENDIX A - FOR PARTICIPANTS SUBJECT TO LAWS OUTSIDE THE U.S.
[Omitted]

APPENDIX B - FOR NON-U.S. PERMANENT RESIDENT PARTICIPANTS
[Omitted]

APPENDIX C - COUNTRY-SPECIFIC PROVISIONS
[Omitted]